FedFirst Financial Corporation 10-K

 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-169607 and 333-169608) of FedFirst Financial Corporation of our report dated March 18, 2011, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania
March 18, 2011